Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 23, 2026 relating to the financial statements of Lowe’s Companies, Inc. and the effectiveness of Lowe’s Companies, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lowe’s Companies, Inc. for the fiscal year ended January 30, 2026. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
August 28, 2026